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                                                                   EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-1 of our report, which includes an explanatory paragraph, dated February 27, 1997, on our audits of the financial statements of Sequoia Enterprise Systems Divison of Sequoia Systems, Inc. The explanatory paragraph states that certain costs and expenses presented in the financial statements represent management's estimates of the costs of services provided to Sequoia Enterprise Systems, a division of Sequoia Systems, Inc., by Sequoia Systems Inc. As a result, the consolidated financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had Sequoia Enterprise Systems operated as a nonaffiliated entity. We also consent to the reference to our firm under the caption "Experts."

/s/  COOPERS & LYBRAND L.L.P.
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     Coopers & Lybrand L.L.P.

Boston, Massachusetts
September 2, 1997